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----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   3|                                       Washington, D.C. 20549
----------------
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
---------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                   |
|                                        |  Requiring Statement  |                                                             |
| ROBINSON       GORDON    CARLTON     . |  (Month/Day/Year)     |   HYATON ORGANICS INC.           HYTN.L                     |
|----------------------------------------|                       |--------------------------------------------------------------|
|      (Last)             (First)    (MI)|                    |5.Relationship of Reporting Person to |6.If Amendment, Date of  |
|                                        |     01/19/2001     |  Issuer (Check all Applicable)       |  Original (Mon/Day/Year)|
|                                        |                    |                                      |                         |
|                                        |--------------------| X Director             10% Owner     |         /  /            |
| 4898 MEADFIELD ROAD       .            |3. IRS or Soc.Sec.. |---                 ---               |-------------------------|
|----------------------------------------|  No. of Reporting  |                                      |7.Individual or Joint/   |
|      (Street)                          |  Person (voluntary)|   Officer              Other         |  Group Filing           |
|                                        |                    |---(give title      ---(Specify below)|  (Check Applicable Line)|
|                                        |                    |    below)                            | X  Form filed by One    |
|                                        | -                  |                                      |--- Reporting Person     |
|                                        |                    |                                      |    Form filed by More   |
|WEST VANCOUVER, BRITISH COLUMBIA V7V 3W1|                    |                                      |--- than Reporting Person|
|-------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                          |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial       |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                      |
|                                          |                             |  or Indirect |                                      |
|                                          |                             |  (I)(Instr.5)|                                      |
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|                                          |                             |              |                                      |
|  Common Shares                           | 13,000                      |  D           |                                      |
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                          (Over)
 Potential persons who are to respond to the collection of information contained in this form are not required  SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.
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FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
---------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of|
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |Beneficial |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |Ownership  |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|(Instr. 5) |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |           |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |           |
|                          |           |          |                            |of Shares|             |  Indirect |           |
|                          |           |          |                            |         |             |  (I)      |           |
|                          |           |          |                            |         |             |  (Instr.5)|           |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|                          |           |          |                            |         |             |           |           |
|                          |           |          |                            |         |             |           |           |
|-------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal     /s/ GORDON C. ROBINSON                       19/03/2001
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                PAGE: 2
                                                                                                                  SEC 1473 (7-97)
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